UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2013

Chelsea TherapEUtics International, Ltd.
(Exact name of registrant as specified in its charter)

Delaware	000-51462	20-3174202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3530 Toringdon Way, Suite 200, Charlotte, North Carolina 28277
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (704) 341-1516

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 16, 2013, the Board of Directors (the “Board”) of Chelsea Therapeutics International, Ltd. (the “Company”), adopted an Executive Severance Plan (the “Severance Plan”) and an Executive Retention Bonus Plan (the “Retention Plan”). These actions were designed to retain key executive leadership critical to the implementation of the Company’s corporate strategy, including its plans with respect to the resubmission of the New Drug Application (“NDA”) for its Northera (droxidopa) drug candidate.

Severance Plan

Under the terms of the Severance Plan, the Company may make severance payments to any Eligible Executive (as defined below) who the Company determines, in its sole discretion, has incurred an involuntary termination of employment. An Eligible Executive who the Company determines is eligible for benefits under the Plan will, subject to his providing the Company with a general waiver and release of liability, receive a severance payment equal to the greater of (i) 12 months of the Eligible Executive’s base salary, or (ii) two months of the Eligible Executive’s base salary plus an additional month of base salary for each year of service with the Company. In connection with any severance payment, the Company may, in its sole discretion, require an Eligible Executive to agree to certain confidentiality, non-competition or other restrictive covenants.

The Company will not make severance payments upon termination of an Eligible Executive’s employment under certain specified circumstances, including upon an Eligible Executive’s voluntary resignation, other than for “good reason” within 12 months following a “change in control”, or upon a termination for “cause” (in each case, as defined in the Severance Plan).

The Company may amend or terminate the Severance Plan at any time; however, no such amendment or termination may adversely affect an Eligible Executive’s severance entitlements for terminations that occur on or prior to December 31, 2014 or, if later, within 12 months following a “change in control” (as defined in the Severance Plan) that occurs on or prior to December 31, 2014.

As used in connection with the Severance Plan, “Eligible Executive” refers to each of Arthur Hewitt, Chief Scientific Officer; J. Nick Riehle, Chief Financial Officer; Michael Roberts, Vice President, Business Development; and William Schwieterman, Chief Medical Officer. The Company’s interim President and Chief Executive Officer, Joseph Oliveto, is not eligible for benefits under the Severance Plan. The Company previously entered into a separate severance agreement with Mr. Oliveto that will continue to apply to any termination of Mr. Oliveto’s employment.

A copy of the Severance Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Severance Plan is qualified in its entirety by reference to the full text of the Severance Plan.

Retention Plan

Under the terms of the Retention Plan, the Company will pay a cash bonus (a “Retention Bonus”) to each Eligible Executive (as defined below) who remains employed by the Company on the occurrence of one or both of (1) certain mergers, acquisitions or dispositions of substantially all of the assets of the Company (each as more fully described in the Retention Plan, a “Sale Event”), or (2) the Company’s receipt of approval of the Northera NDA from the U.S. Food and Drug Administration (the “NDA Approval”). The Retention Bonus will be equal to 50% of the Eligible Executive’s base salary as in effect at such time and will be paid in one lump sum payment on or within 30 days following the date of the Sale Event or the NDA Approval, as applicable.

If an Eligible Executive’s employment is terminated by the Company (or the Company’s successor) without “cause” or by the executive for “good reason” (in each case as defined in the Retention Plan) within three months prior to the occurrence of a Sale Event or the NDA Approval (or, in the case of a Sale Event, during the period between the Sale Event and the payment of the Retention Bonus), the Eligible Executive will also be entitled to receive a Retention Bonus upon the occurrence of such event. However, the Company will not pay any Retention Bonus if an Eligible Executive’s employment with the Company terminates prior to the occurrence of a Sale Event or the NDA Approval on account of such executive’s death, disability, termination by the Company for “cause”, or the executive’s voluntary resignation other than for “good reason” (in each case, as defined in the Retention Plan).

As used in connection with the Retention Plan, “Eligible Executive” refers to each of Joseph Oliveto, Interim President and Chief Executive Officer; Arthur Hewitt, Chief Scientific Officer; J. Nick Riehle, Chief Financial Officer; Michael Roberts, Vice President, Business Development; and William Schwieterman, Chief Medical Officer.

A copy of the Retention Plan is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the Retention Plan is qualified in its entirety by reference to the full text of the Retention Plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Chelsea Therapeutics International, Ltd. Executive Severance Plan
10.2	Chelsea Therapeutics International, Ltd. Executive Retention Bonus Plan

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ J. Nick Riehle
J. Nick Riehle
Chief Financial Officer

Dated: April 19, 2013

Exhibit Index

Exhibit No.	Description
10.1	Chelsea Therapeutics International, Ltd. Executive Severance Plan
10.2	Chelsea Therapeutics International, Ltd. Executive Retention Bonus Plan